Exhibit 10.1

VAIL BANKS, INC.
AMENDED AND RESTATED STOCK INCENTIVE PLAN

STOCK OPTION AGREEMENT
(Incentive Stock Option)

Employee/Optionee:	Brady Burt

Number of Shares:	10,000 Shares

Option Exercise Price:	$14.74

Grant Date:	August 22, 2005

Vesting Schedule:	No. Shares	Date
	2,500	August 22, 2006
	2,500	August 22, 2007
	2,500	August 22, 2008
	2,500	August 22, 2009

THIS OPTION AGREEMENT (the “Agreement”) is entered into effective as of the 22nd day of August, 2005 by and between VAIL BANKS, INC., a Colorado bank holding company (the “Company”), and the employee designated above (the “Optionee”).

W I T N E S S E T H:

WHEREAS, the Vail Banks, Inc. Amended and Restated Stock Incentive Plan (the “Plan”) was adopted by the Company, effective April 20, 1998; and

WHEREAS, as of the date hereof, the Committee responsible for administration of the Plan granted the Option as provided herein;

NOW, THEREFORE, the parties agree as follows:

1.          Grant of Option.

1.1          Option. An option to purchase shares of the Company’s Common Stock, par value $.01 per share, (the “Shares”) is hereby granted to the Optionee (the “Option”).

1.2          Number of Shares. The number of Shares that the Optionee can purchase upon exercise of the Option and the dates upon which the Option can first be exercised are set forth above.

1.3          Option Exercise Price. The price the Optionee must pay to exercise the Option (the “Option Exercise Price”) is set forth above.

1.4          Date of Grant. The date the Option is granted (the “Grant Date”) is set forth above.

1.5          Type of Option. The Option is intended to qualify as an Incentive Stock Option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended from time to time, or any successor provision thereto, and shall be so construed; provided, however, that nothing in this Agreement shall be interpreted as a representation, guarantee or other undertaking on the part of the Company that the Option is or will be determined to be an Incentive Stock Option within the meaning of Section 422 of the Code. To the extent this Option is not treated as an Incentive Stock Option, it will be treated as a Nonqualified Stock Option.

1.6           Construction. This Agreement shall be construed in accordance and consistent with, and subject to, the provisions of the Plan (the provisions of which are incorporated herein by reference) and, except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.

1.7          Condition. The Option is conditioned on the Optionee’s execution of this Agreement. If this Agreement is not executed by the Optionee it may be canceled by the Committee.

2.          Duration.

The Option shall be exercisable to the extent and in the manner provided herein for a period of ten (10) years from the Grant Date (the “Exercise Term”); provided, however, that the Option may be earlier terminated as provided in Section 1.7 and Section 5 hereof.

3.          Vesting.

Subject to earlier termination of the Option as provided in Section 1.7 and Section 5 hereof or in the Plan, if the Optionee remains employed by the Company, the Optionee shall become vested in the Option, and the Option may be exercised with respect to the Shares, based upon the Company’s achievement of the performance targets and other performance goals set forth on Schedule A attached hereto and made a part hereof (as such Schedule A may be supplemented or amended from time to time), as follows: 25% of the Option shall vest on each anniversary of the Grant Date (each such date shall be a “Vesting Date” and August 22, 2009 shall be the “Final Vesting Date”) if the performance targets or other goals with respect to such Vesting Date have been satisfied on or before the Vesting Date. On each Vesting Date (if the performance targets and other performance goals have been met), Optionee shall have the right to purchase the Shares that have become vested. If the performance targets and other performance goals for a Vesting Date are not met, unless the Company otherwise, determines the portion of the Option that would vest on such Vesting Date shall be forfeited and cancelled as of such Vesting Date. The right to purchase the Shares as they become vested shall be cumulative and shall continue during the Exercise Term unless sooner terminated as provided herein.

4.          Manner of Exercise and Payment.

4.1          To exercise the Option, the Optionee must deliver a completed copy of the Option Exercise Form, attached hereto as Exhibit A, to the address indicated on such Form or such other address designated by the Company from time to time. The Option may be exercised in whole or in part with respect to the vested Shares; provided, however, the Committee may establish a minimum number of Shares (e.g., 100) for which an Option may be exercised at a particular time. Within thirty (30) days of delivery of the Option Exercise Form, the Company shall deliver certificates evidencing the Shares to the Optionee, duly endorsed for transfer to the Optionee, free and clear of all liens, security interests, pledges or other claims or charges. Contemporaneously with the delivery of the Option Exercise Form, Optionee shall tender the Option Exercise Price to the Company, by cash, check, wire transfer or such other method of payment (e.g., by delivery, or attestation to ownership, of Shares already owned) as may be acceptable to the Committee pursuant to the Plan.

4.2          The Optionee shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to any Shares subject to the Option until (i) the Option shall have been exercised pursuant to the terms of this Agreement and the Optionee shall have paid the full purchase price for the number of Shares in respect of which the Option was exercised, (ii) the Company shall have issued and delivered the Shares to the Optionee, and (iii) the Optionee’s name shall have been entered as a stockholder of record on the books of the Company, whereupon the Optionee shall have full voting and other ownership rights with respect to such Shares.

5.          Termination of Employment.

5.1          Termination by Death. In the event the Optionee dies while actively employed, all outstanding unvested Options granted to the Optionee shall immediately vest, and thereafter all vested Options shall remain exercisable at any time prior to the end of the Exercise Term, or for one (1) year after the date of death, whichever period is shorter, (i) by such person(s) who have acquired Optionee’s rights by will or the laws of descent and distribution, or (ii) if no such person in (i) exists, by the executor or representative of the Optionee’s estate.

5.2          Termination by Disability. In the event the employment of the Optionee is terminated by reason of Disability, all outstanding unvested Options granted to the Optionee shall immediately vest as of the date the Committee determines the definition of Disability to have been satisfied by the Optionee, and thereafter all vested Options shall remain exercisable at any time prior to the end of the Exercise Term, or for one (1) year after the date that the Committee determines the definition of Disability to have been satisfied, whichever period is shorter.

5.3          Termination for Cause. If the Optionee’s employment is terminated by the Company for Cause, all outstanding unvested Options granted to the Optionee shall expire, and Optionee’s right to exercise any then outstanding Options (whether or not vested) shall terminate immediately upon the date that the Committee determines is the Optionee’s date of termination of employment.

5.4          Termination of Employment for Other Reasons. If the Optionee’s employment is terminated by the Company without Cause, or the Optionee voluntarily terminates his employment (including upon Retirement), all outstanding unvested Options shall expire, and any Options vested as of his date of termination shall remain exercisable at any time prior to the end of the Exercise Term or for three (3) months after his date of termination of employment, whichever period is shorter.

5.5          Employment by Subsidiary. For purposes of this Section and Section 8, employment with the Company includes employment with any Subsidiary of the Company and service as a Director of the Company or any Subsidiary shall be considered employment with the Company. A change of employment between the Company and any Subsidiary or between Subsidiaries is not a termination of employment under this Agreement.

5.6          Change In Control. In the event a Change in Control occurs while the Optionee is employed by the Company, all outstanding unvested Options granted to the Optionee shall immediately vest and become immediately exercisable. The Company, in its discretion, may terminate the Option upon a Change in Control; provided, however, that at least 30 days prior to the Change in Control, the Company notifies the Optionee that the Option will be terminated and provides the Optionee, either, at the election of the Company, (i) a cash payment equal to the difference between the Fair Market Value of the vested Options (including Options that would become vested upon the Change in Control as provided above) and the Exercise Price for such Options, computed as of the date of the Change in Control and to be paid no later than 3 business days after the Change in Control, or (ii) the right to exercise all vested Options (including Options that would become vested upon the Change in Control as provided above) immediately prior to the Change in Control. If the Options remain outstanding after the Change in Control (including any substituted Options), the Options shall remain exercisable in accordance with the other provisions of this Section 5, provided that, notwithstanding the other provisions of this Agreement, the Options shall remain exercisable for a period of at least one year after the date of the Change in Control.

6.          Nontransferability.

The Option shall not be transferable other than by will or by the laws of descent and distribution. During the lifetime of the Optionee, the Option shall be exercisable only by the Optionee.

7.          Securities Laws Restrictions.

The Option may not be exercised at any time unless, in the opinion of counsel for the Company, the issuance and sale of the Shares issued upon such exercise is exempt from registration under the Securities Act of 1933, as amended, or any other applicable federal or state securities law, rule or regulation, or the Shares have been duly registered under such laws. The Company shall not be required to register the Shares issuable upon the exercise of the Option under any such laws. Unless the Shares have been registered under all applicable laws, the Optionee shall represent, warrant and agree, as a condition to the exercise of the Option, that the Shares are being purchased for investment only and without a view to any sale or distribution of such Shares and that such Shares shall not be transferred or disposed of in any manner without registration under such laws, unless it is the opinion of counsel for the Company that such a disposition is exempt from such registration. The Optionee acknowledges that an appropriate legend giving notice of the foregoing restrictions may appear conspicuously on all certificates evidencing the Shares issued upon the exercise of the Option.

8.          No Right to Continued Employment.

Nothing in this Agreement or the Plan shall be interpreted or construed to confer upon the Optionee any right with respect to continuance of employment by the Company or any Subsidiary, nor shall this Agreement or the Plan interfere in any way with the right of the Company or a Subsidiary to terminate the Optionee’s employment at any time.

9.          Adjustments.

In the event of a change in capitalization or corporate transaction, the Committee shall make appropriate adjustments to the number and class of Shares or other stock or securities subject to the Option and the purchase price for such Shares or other stock or securities. The Committee’s adjustment shall be made in accordance with the provisions of Section 4.3 of the Plan and shall be effective and final, binding and conclusive for all purposes of the Plan and this Agreement.

10.          Withholding of Taxes.

10.1          The Company shall have the right to deduct from any distribution of cash to the Optionee an amount equal to the federal, state and local income taxes, any employment taxes payable by Optionee as an employee, and other amounts as may be required by law to be withheld (the “Withholding Taxes”) with respect to the Option. If the Optionee is entitled to receive Shares upon exercise of the Option, the Optionee shall pay the Withholding Taxes (if any) to the Company in cash prior to the issuance of such Shares. In satisfaction of the Withholding Taxes, the Optionee may make a written election (the “Tax Election”), to have withheld a portion of the Shares issuable to him or her upon exercise of the Option, having an aggregate Fair Market Value equal to the required Withholding Taxes (but not in excess of such amount), provided that, if the Optionee may be subject to liability under Section 16(b) of the Exchange Act, the election must comply with the requirements applicable to Share transactions by such Optionees.

10.2          If the Optionee makes a disposition, within the meaning of Section 424(c) of the Code and regulations promulgated thereunder, of any Share or Shares issued to him pursuant to his exercise of the Option within the two-year period commencing on the day after the Grant Date or within the one-year period commencing on the day after the date of transfer of such Share or Shares to the Optionee pursuant to such exercise, the Optionee shall, within ten (10) days of such disposition, notify the Company thereof, by delivery of written notice to the Company at its principal executive office, and immediately deliver to the Company the amount of Withholding Taxes.

11.          Modification of Agreement.

This Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, only by a written instrument executed by the parties hereto.

12.          Severability.

Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

13.          Governing Law.

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Colorado without giving effect to the conflicts of laws principles thereof.

14.          Successors in Interest.

This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, reorganization, purchase of stock or assets, or otherwise, all or substantially all of the Company’s assets and business. This Agreement shall inure to the benefit of the Optionee’s heirs and legal representatives. All obligations imposed upon the Optionee and all rights granted to the Company under this Agreement shall be final, binding and conclusive upon the Optionee’s heirs, executors, administrators and successors.

15.          Resolution of Disputes.

Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive on the Optionee and the Company for all purposes.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

VAIL BANKS, INC.

By:______________________________
Name:____________________________
Title:_____________________________

By signing below, Optionee hereby accepts the Option subject to all its terms and provisions and agrees to be bound by the terms and provisions of the Plan. Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board of Directors of the Company, or the Compensation Committee, upon any questions arising under the Plan. Optionee authorizes the Company to withhold, in accordance with applicable law, from any compensation payable to him or her, any taxes required to be withheld by federal, state or local law as a result of the grant, existence or exercise of the Option.

OPTIONEE

Signature:	/s/ Brady Burt
Name:	Brady Burt

[EXHIBIT FOLLOWS]

EXHIBIT A

OPTION EXERCISE FORM

I, _____________________________, do hereby exercise the Option with a Date of Grant of ___________________, ______ granted to me pursuant to the Option Agreement. The Shares being purchased and the Total Option Exercise Price are set forth below:

Number of Shares:	________________ Shares
Option Exercise Price Per Share	x $ ____________ per Share
Total Option Exercise Price:	= $ ____________.

The Total Option Exercise Price is included with this Form.

____________________________________ Signature	Date: ___________________

Send or deliver this Form with an original signature to

Vail Banks, Inc.
Attn: Lisa M. Dillon
0015 Benchmark Road, Suite 300
Avon, CO 81620

SCHEDULE A

Vesting Date	Performance Targets and Goals

August 22, 2006
1. The Finance and Accounting cost centers of the Company achieving a net contribution of $2.1 million for 2005 (excluding intercompany charges)
2. CAMELS rating of “2” or better for Vail Banks, Inc. and WestStar Bank on the then most recent regulatory safety and soundness examination report

August 22, 2007 and later years	Performance Targets and other goals will be established at the beginning of the Company’s fiscal year.

The determination of whether a Performance Target has been met will be based upon the Company’s financial statements, adjusted by the Company as it deems appropriate to take into account changes to the business or its operations, acquisitions or dispositions, tax law changes, accounting changes or similar unusual events or items.